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FORM 3                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                Washington D.C.  20549

                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              OMB Approval
                                                                                                   OMB Number: 3235-0104
                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     Expires October 31, 2001
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or        Estimated average burden
                                  Section 30(f) of the Investment Company Act 1940                 hours per response...0.5
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|1.Name and Address of Reporting Person  |2.Date of Event Re-  |4. Issuer Name and Ticker or Trading Symbol                    |
|                                        |  quiring Statement  |    PowerCold Corporation PWCL                                |
|                                        |  (Month/Day/Year)   |                                                               |
|----------------------------------------|   6/01/2000         |-------------------------------------------------------------|
|   (Last)        (First)        (MI)    |---------------------|5.Relationship of Reporting Person to Issurer|6.If Amendment,  |
|   SIMCO Group, Inc.                    |3.IRS or Social Se-  |         (Check all applicable)              | Date of Original|
|                                        |  curity Number of   | ___ Director        _X_ 10% Owner           | (Month/Day/Year)|
|----------------------------------------|  Reporting Person   | ___ Officer (give   ___ Other (specify      |                 |
|          (Street)                      |  (Voluntary)        |       title below)             below)       |----------------|
|   650 Sentry Parkway, #1               |                     |                                             |7. Individual or |
|                                        |   51-0302384        | President and Chief Operating Officer       | Joint/Group     |
|                                        |                     |                                             | Filing (Check   |
|                                        |                     |                                             | applicable line)|
|                                        |                     |                                             |_X_ Form filed by|
|                                        |                     |                                             | One Reporting   |
|----------------------------------------|---------------------|---------------------------------------------| Person          |
|  (City)            (State)    (Zip)    |                                                                   |___ Form filed by|
|    Blue Bell        PA       19422     |        TABLE I - Non-Derivative Securities Owned                  | More than One   |
|                                        |                                                                   | Reporting Person|
|----------------------------------------|-------------------------------------------------------------------|----------------|
|1.Title of Security         |2.Amount of Securities      | 3. Ownership             |4.Nature of Indirect Beneficial Ownership|
|  (Instr. 4)                |  Beneficially Owned        |    Form: Direct (D)      |  (Instr. 5)                             |
|                            |  (Instr. 4)                |    or Indirect (I)       |                                         |
|                            |                            |    (Instr. 5)            |                                         |
|----------------------------|----------------------------|--------------------------|---------------------------------------|
| Common Stock               |   1,310,664                |      (D)                 |                                         |
|----------------------------|----------------------------|--------------------------|---------------------------------------|
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|---------------------------------------|
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|---------------------------------------|
|                            |                            |                          |                                         |
|----------------------------|----------------------------|--------------------------|---------------------------------------|
|                            |                            |                          |                                         |
|----------------------------------------------------------------------------------------------------------------------------|
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Reminder: Report of a separate line for each class securities owned directly or indirectly.
                                                                  PAGE: 1 of 2
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FORM 3 (continued)        TABLE II - Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of Derivative Security      |2.Date Exer-     |3.Title and Amount of Securities |4.Conver- |5.Owner-  |6.Nature of In-|
|  (Instr. 4)                        |  cisable and    |  Underlying Derivative Security |  sion or | ship     |  direct       |
|                                    |  Expiration     |  (Instr. 4)                     |  Exercise| Form of  |  Beneficial   |
|                                    |  Date (Month/   |                                 |  Price of| Deriv-   |  Ownership    |
|                                    |  Day/Year)      |                                 |  Deri-   | ative    |               |
|                                    |-----------------|---------------------------------|  vative  | Security |               |
|                                    |Date    |Expira- |                       | Amount  |  Security| Direct   |               |
|                                    |Exer-   |tion    |        Title          | or      |          | (D) or   |               |
|                                    |cisable |Date    |                       | Number  |          | Indirect |               |
|                                    |        |        |                       |of Shares|          | (I)      |               |
|                                    |        |        |                       |         |          | (Instr 5)|               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|--------------|
|    Options                         | 7/10/98| 7/10/01|   Common stock        | 300,000 |  $0.50   |  (D)     |               |
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|--------------|
|    Options                         | 10/1/99| 10/1/02|   Common stock        | 545,879 |  $0.50   |  (D)     |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|--------------|
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|--------------|
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|--------------|
|                                    |        |        |                       |         |          |          |               |
|------------------------------------|--------|--------|-----------------------|---------|----------|----------|--------------|
|                                    |        |        |                       |         |          |          |               |
|-----------------------------------------------------------------------------------------------------------------------------
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Explanation of Responses:
(1)


                                    /s/ Francis Simola            June 5, 2000
                                    ----------------------------- -------------
                                    **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal



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